UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report: December 5, 2005
                        (Date of earliest event reported)

                          21ST CENTURY HOLDING COMPANY
             (Exact name of registrant as specified in its charter)

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
                Florida                               0-2500111                             65-0248866
-----------------------------------------  --------------------------------  ------------------------------------------
    (State or other jurisdiction of           (Commission File Number)         (I.R.S. Employer Identification No.)
             incorporation)
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       3661 West Oakland Park Blvd., Suite 300
                Lauderdale Lakes, FL                           33311
------------------------------------------------------   ------------------
      (Address of principal executive offices)              (Zip Code)

       Registrant's telephone number, including area code: (954) 581-9993

                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4( c) under the Exchange Act (17 CFT 240.13e-4( c))
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Item 1.01      Entry Into a Material Definitive Agreement.

The Independent Directors Committee of 21st Century Holding Company (the "Company") has approved a salary increase and an option grant to purchase 100,000 shares of the Company's common stock to Edward J. Lawson due to his appointment to serve as the Company's Chief Executive Officer. Mr. Lawson also retains his positions as President and Chairman of the Board of the Company. Effective as of December 5, 2005, Mr. Lawson's annual salary was increased to $175,000 from $117,000. The exercise price for Mr. Lawson's options is $15.79 per share and the options vest ratable over a five year period with the first vesting period beginning on December 5, 2006. The options expire on December 5, 2011.

This increase in Mr. Lawson's compensation amends his employment agreement dated September 9, 1998, with the Company. All other terms, conditions and covenants of his employment agreement remain in full force and effect.

The Independent Directors Committee also approved an option grant of 10,000 shares of the Company's common stock to J. Gordon Jennings, III, the Company's Chief Financial Officer. The exercise price for Mr. Jennings' options is $15.79 per share and the options vest ratable over a five year period with the first vesting period beginning on December 5, 2006. The options expire on December 5, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    21ST CENTURY HOLDING COMPANY


Date:  December 9, 2005             By: /s/   JAMES GORDON JENNINGS, III
                                        ----------------------------------
                                    Name:  James Gordon Jennings, III
                                    Title: Chief Financial Officer
                                    (Principal Accounting and Financial Officer)